Exhibit 10.2

LEASE TERMINATION AGREEMENT

I.	PARTIES AND DATE.

THIS LEASE TERMINATION AGREEMENT ("Agreement") is made and entered into as of

October 7, 2020

, by and between BAKE TECHNOLOGY PARK LLC a Delaware limited liability company ("Landlord"), and INARI MEDICAL, INC., a Delaware corporation (“Tenant”).

II.	RECITALS.

On March 6, 2019, Landlord and Tenant entered into a lease (“Lease”) for space in a building located at 9 Parker, Suites 100 and 250, Irvine, California (“Premises”).

Landlord and Tenant desire to terminate the Lease upon the terms and conditions contained in this Agreement.

III.	TERMINATION.

For valuable consideration:

A.

Date. Landlord and Tenant agree that the Lease shall terminate 90 days following the commencement date of a new lease (“New Lease”) between Landlord’s affiliate, Oak Canyon Creek LLC, a Delaware limited liability company, and Tenant for the premises located at 6001 Oak Canyon, Irvine, California ("Termination Date"). Notwithstanding the foregoing, in the event Tenant needs to occupy the Premises following the Termination Date, then Tenant shall have an option to extend the Lease Term for up to three periods of an additional 30 days each (each, an “Extension Period”) provided Tenant delivers a minimum of 30 days’ prior written notice to Landlord of its intent to exercise each such extension option. Each Extension Period shall be extended on a day for day basis for each day that a Government  Mandate (as defined in the New Lease) delays the commencement of the term of the New Lease. During each Extension Period, Tenant shall pay Basic Rent and Tenant’s Share of Operating Expenses to Landlord at the same rates from time to time then in effect under the Lease. Not later than the Termination Date or, if applicable, the last day of the last exercised Extension Period, Tenant shall cause the Premises to be vacated and surrendered in accordance with the requirements of Section 15.2 (Surrender of Premises; Removal of Property) of the Lease; provided, however, that the restoration work required of Tenant in connection with the Alterations performed by Clean Room West (as documented in the letter dated June 1, 2019) will be waived.

B.

Effect of Termination. The termination of the Lease pursuant to this Agreement shall not be deemed to relieve either party of any obligation under the Lease that would otherwise survive its expiration or sooner termination.

IV.	GENERAL.

A.

Counterparts; Digital Signatures. If this Agreement is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Agreement may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Agreement, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

B.	Defined Terms. All words commencing with initial capital letters in this Agreement which are not defined in this Agreement shall have the same meaning in this Agreement as in the Lease.

C.

Corporate and Partnership Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Agreement on behalf of the entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement and that this Agreement is binding upon the corporation, limited liability company or partnership in accordance with its terms.

D.	Disputes. The provisions of Section 14.6 (Expenses and Legal Fees) and Section 14.7 (Waiver of Jury Trial) of the Lease shall also apply to this Agreement.

E.

Nondisclosure of Agreement Terms. Landlord and Tenant acknowledge that the content of this Agreement, and any related documents are confidential information. Except to the extent disclosure is required by law, Landlord and Tenant shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than to its respective financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms pursuant to legal requirement.

V.	EXECUTION

Landlord and Tenant have executed this Agreement as of the day and year first written above.

LANDLORD:

BAKE TECHNOLOGY PARK LLC,

a Delaware limited liability company

By:/s/ Steven M. Case Steven M. Case

Executive Vice President Office Properties

By:/s/ Holly McManus Holly McManus

Vice President, Operations Office Properties

TENANT: INARI MEDICAL, INC., a Delaware corporation By: /s/ William Hoffman Printed Name: William Hoffman Title:CEO By:/s/ Mitchell Hill Printed Name:Mitch Hill Title:CFO

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